[Seward & Kissel LLP Letterhead]

                                                                     Exhibit 5.1

                                              December 8, 2006

DryShips Inc.
80, Kifissias Avenue
GR 15125
Amaroussion, Greece

     Re:  DryShips Inc.

Ladies and Gentlemen:

     We have acted as counsel to DryShips Inc. (the "Company") in connection with the Company's Registration Statement on Form F-3 filed the date hereof (the "Registration Statement") with the U.S. Securities and Exchange
Commission (the "Commission") December 8, 2006, as thereafter amended or supplemented, with respect to the resale of up to 15,890,097 shares of common stock, par value $0.01 per share of the Company (the "Shares") by Elios Investments Inc., Advice Investments S.A., Magic Management Inc. and Goodwill Shipping Company Limited (collectively, the "Selling Shareholders").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the "Prospectus") included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

     We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the resale comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

     Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

     1. Under the laws of the Republic of the Marshall Islands, the Shares being sold by the Selling Shareholders have been validly issued, fully paid for and are non-assessable.

     This opinion is limited to the Federal law of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

                                        Very truly yours,

                                        /s/ Seward & Kissel LLP